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                                                                   EXHIBIT 10.19

                               TRANSFER AGREEMENT



        TRANSFER AGREEMENT dated as of the 31st day of August, 1995 between CMS NOMECO Oil & Gas Co. (CMS NOMECO), a Michigan corporation, CMS Enterprises Company (CMS Enterprises), a Michigan corporation and CMS Energy Corporation (CMS Energy), a Michigan Corporation.

WHEREAS, CMS Energy has (i) entered into an Agreement and Plan of Merger (the "Merger Agreement") among CMS Energy, CMS Merging Corporation, a Michigan corporation and a wholly-owned subsidiary of CMS Energy, Terra Energy Ltd. ("Terra"), Martin G. Lagina, Craig J. Tester, Dr. Thomas James and Nancy M. James, Dr. James Lowell and Mary K. Lowell, The Revocable Living Trust of Dr. Leonard J. Scherock under agreement dated May 1, 1990, Robert M. Boeve and Wayne Sterenberg pursuant to which CMS Energy has acquired all of the outstanding stock (the "Terra Stock") of Terra in exchange for approximately 2,319,055 shares of the common stock of CMS Energy ("CMS Energy Stock") and an amount of cash representing the value of fractional shares of CMS Energy Stock that would otherwise be delivered pursuant to the Merger Agreement, and (ii) entered into a Covenant Not to Compete dated as of August 31, 1995 (the "Covenant Agreement") pursuant to which CMS Energy acquired undertakings by certain of the former shareholders of Terra not to compete with Terra for a specified period within the area designated in the Covenant Agreement and not to disclose certain information for a specified period in exchange for which CMS Energy is obligated to deliver approximately 265,626 shares of CMS Energy Stock and an amount of cash representing the value of fractional shares of CMS Energy Stock that would otherwise be delivered pursuant to the Covenant Agreement;

WHEREAS, CMS Energy desires to transfer to its subsidiary, CMS Enterprises, for the consideration described herein, the Terra Stock and its rights under the Covenant Agreement described above;

WHEREAS, CMS Enterprises desires to transfer to its subsidiary, CMS NOMECO, for the consideration described herein, the Terra Stock and the rights under the Covenant Agreement which it has received from CMS Energy;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. CMS Energy hereby transfers to CMS Enterprises the Terra Stock and its (CMS Energy's) rights under the Covenant Agreement. CMS Energy and CMS Enterprises intend $1 million of the value of the Terra Stock to be a contribution to the capital of CMS Enterprises and CMS Enterprises agrees to pay to CMS Energy the
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remaining $62,648,000 of the anticipated Aggregate Consideration (as that term is defined in the Merger Agreement), consisting of $56,106,940 of the value of the Terra Stock and all $6,541,060 of the value of the Covenant Agreement by assignment to CMS Energy of the obligation of CMS NOMECO described in Paragraph 2 hereof.

2. CMS Enterprises, immediately following the transfer described in Paragraph 1 hereof, hereby transfers to CMS NOMECO the Terra Stock and its (CMS Enterprises') rights under the Covenant. CMS Enterprises and CMS NOMECO intend $1 million of the value of the Terra Stock to be a contribution to the capital of CMS NOMECO and CMS NOMECO agrees to pay to CMS Enterprises the remaining $62,648,000 of the Aggregate Consideration, consisting of $56,106,940 of the value of the Terra Stock and all $6,541,060 of the value of the Covenant Agreement. A copy of that certain note (the "Note") dated the date hereof, evidencing CMS NOMECO's payment obligation to CMS Enterprises, in an amount equal to the difference of the Aggregate Consideration and the $1 million of contribution to capital, is attached hereto. CMS NOMECO acknowledges that the Note will be assigned by CMS Enterprises to CMS Energy and CMS NOMECO agrees to make all payments required under the Note directly to CMS Energy. CMS Enterprises agrees that all payments by CMS NOMECO under the Note shall be made to CMS Energy. CMS Energy acknowledges that the Note is subject to a Subordination Agreement dated as of August 31, 1995 among CMS Enterprises and the Banks party to the CMS NOMECO Amended and Restated Credit Agreement dated as of November 1, 1993, as amended, and agrees to be bound by all of the Terms and Conditions of said Subordination Agreement.

3. The parties further agree that in the event that post-closing adjustments to the Aggregate Consideration (as that term is defined in the Merger Agreement), cause the Aggregate Consideration to be other than $63,648,000, the obligation of CMS NOMECO under the Note (and the consideration payable by CMS Enterprises to Energy) will be adjusted as follows:

       (a) if the Aggregate Consideration is more than $63,648,000, the obligation of CMS NOMECO under the Note (and the consideration payable by CMS Enterprises to CMS Energy) will be increased by such difference, and

       (b) if the Aggregate Consideration is less than $63,648,000, the obligation of CMS NOMECO under the Note (and the consideration payable by CMS Enterprises to CMS Energy) will be decreased by such difference.
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In the event of any such adjustment, the parties hereto will revise the terms of the Note (and the terms of this Agreement) to reflect such adjustment.



CMS ENTERPRISES COMPANY                               CMS ENERGY CORPORATION

By:  /s/ Thomas A. McNish                             By:  /s/ Thomas A. McNish

Its _____________________                             Its _____________________


CMS NOMECO OIL & GAS CO.

By:     /s/ Paul E Geiger
              Paul E. Geiger
Its     Vice President, Secretary
              and Treasurer